QuickLinks -- Click here to rapidly navigate through this document

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

    THIS AMENDMENT NO. 2 (this "Amendment"), dated as of July 23, 2001, among SICOR Inc. (f.k.a. Gensia Inc.), a Delaware corporation (the "Company"), Harris Trust and Savings Bank ("Harris") and Computershare Investor Services, LLC ("Computershare"), to the Rights Agreement dated as of March 16, 1992, as amended by Amendment No. 1 dated as of November 12, 1996, between the Company and Harris (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), as Rights Agent (the "Rights Agreement").

    A.  The Company and Harris have heretofore entered into the Rights Agreement pursuant to which the Harris was appointed to serve as the Rights Agent under the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

    B.  The Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of June 1, 2001, and as of such date, Harris will be relieved of its duties as Rights Agent under the Rights Agreement.

    C.  In connection with the termination of Harris as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Harris and Computershare desire to amend the Rights Agreement in certain respects.

    D.  The Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), between Bio-Rakepoll N.V., a corporation organized under the laws of The Netherlands Antilles ("Bio-Rakepoll"), Biotechna U.A.B., a corporation organized under the laws of the Republic of Lithuania, Gatio Investments B.V., a corporation organized under the laws of The Netherlands, and Rakepoll Finance N.V. a corporation organized under the laws of The Netherlands Antilles and parent of Bio-Rakepoll ("Rakepoll Finance").

    E.  The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement such that the Final Expiration Date be extended from March 16, 2002 until July 31, 2010.

    F.  The Company is obligated and the Company desires to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Stock Purchase Agreement, neither Rakepoll Finance nor any of its affiliates is or will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

    1.  Termination of Rights Agent. Harris is hereby terminated as Rights Agent under the Rights Agreement, effective as of June 1, 2001.

    2.  Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of June 1, 2001, and Computershare hereby accepts such appointment.

    3.  Amendment of Rights Agreement. Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

      (a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

    "Computershare Investor Services, LLC
    515 S. Figueroa St., Suite 1020
    Los Angeles, CA 90071
    Attention: Neil Russo

    with a copy to:

    Computershare Investor Services, LLC
    Two North LaSalle Street
    Chicago, Illinois 60602
    Attention: Keith Bradley"

      (b) All references in the Rights Agreement to "Harris Trust and Savings Bank" or to "First Interstate Bank, Ltd." as Rights Agent shall for all purposes be deemed to refer to "Computershare Investor Services, LLC."

      (c) Section 22 of the Rights Agreement is hereby amended by deleting the sentence that begins with "Any successor Rights Agent..." and ends with "... an affiliate of a corporation described in clause (a) of this sentence." and submitting in lieu thereof the following sentence:

    "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence."

    4.  Amendment of Rights Agreement. Effective as of June 16, 1999, the Rights Agreement shall be amended as follows:

      (a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Company therein and substituting in lieu thereof the following:

    "SICOR Inc.
    19 Hughes
    Irvine, CA 92618
    Attention: Wesley N. Fach, Esq.

    with a copy to:

    Pillsbury Winthrop LLP
    50 Fremont Street
    San Francisco, CA 94105
    Attention: Thomas E. Sparks, Jr., Esq."

    5.  The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

      (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the shares of Common Stock then outstanding or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing,

         (i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than 15% of the Company's outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person, together with all Affiliates and Associates of such Person, without the prior approval of the Company shall cause such Person to be an Acquiring Person);

        (ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or (E) Rakepoll Finance N.V., a corporation organized under the laws of the Netherlands Antilles, or any Affiliate or Associate thereof as a result of the execution of the Stock Exchange Agreement, dated as of November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Stock Exchange Agreement"), the Shareholder's Agreement, dated November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Shareholder's Agreement"), or as a result of the execution of the Stock Purchase Agreement, between Rakepoll Finance N.V., the Company and the other parties on the signature pages thereto (the "Stock Purchase Agreement") or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement; and

        (iii) no Person shall be deemed to be an Acquiring Person if (A) within five business days after such Person would otherwise have become an Acquiring Person (but for the operation of this clause (iii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two business days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding shares of Common Stock or (B) by reason of such Person's Beneficial Ownership of 15% or more of the outstanding shares of Common Stock on the date hereof if prior to the Record Date, such Person notifies the Board of Directors that such Person is no longer the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock."

    6.  The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

    "; provided, however, that in no event shall a Distribution Date be deemed to occur as a result of the execution of the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement."

    7.  No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the execution of the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement.

    8.  All references in the Rights Agreement and Exhibits attached thereto to "March 16, 2002" shall be deleted and substituted with "July 31, 2010".

    9.  Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

    10. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

    11. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

    12. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		SICOR INC.
By:	/s/ LAURIE W. LITTLE	By:	/s/ JOHN W. SAYWARD

Title:	Associate Director, IR	Title:	EVP Finance, CFO & Treasurer

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC
By:	/s/ TOD SHAFER	By:	/s/ NEIL ROSSO

Title:	Manager, Client-Services	Title:	Relationship Manager

Attest:		HARRIS TRUST AND SAVINGS BANK
By:		By:	/s/ ILLEGIBLE

Title:		Title:	Vice President

QuickLinks

AMENDMENT NO. 2 TO RIGHTS AGREEMENT